CONSENT OF AUTHOR
C. Mark Rebagliati
Hunter Dickinson Inc.
1020-800 West Pender Street
Vancouver, BC V6C 2V3

US Securities and Exchange Commission

I, C. Mark Rebagliati, P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Rebagliati Geological Consulting Ltd. in the written disclosure in the Form 20F of Continental Minerals Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 28th day of April 2010.

/s/ "C. Mark Rebagliati"

C. Mark Rebagliati, P.Eng.
Rebagliati Geological Consulting Ltd